Exhibit 19

Keros Therapeutics, Inc. Insider Trading Policy
I.Introduction
During the course of your employment or directorship with Keros Therapeutics, Inc. (the “Company”), you may receive important information that is not yet publicly available (“inside information”) about the Company or about other publicly traded companies with which the Company has business dealings. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly traded company, or to disclose such information to a third party who does so profit (a “tippee”).
II.Insider Trading Policy
A.Securities Transactions
Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.
B.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to
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anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.
You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the individual designated by the Company’s board of directors as the clearing officer or his designee (each, a “Clearing Officer”).
Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:
(a)financial results or forecasts;
(b)communications with the U.S. Food and Drug Administration or other U.S. or foreign government agencies;
(c)strategic plans;
(d)potential mergers, acquisitions or dispositions of assets, divisions, companies, etc.;
(e)new developments related to products or product candidates;
(f)details regarding timing, progress or results of clinical trials of the Company’s product candidates;
(g)pending public or private sales of debt or equity securities;
(h)declaration of stock splits, dividends or changes in dividend policy;
(i)major contract awards or cancellations;
(j)key management or control changes;
(k)possible tender offers or proxy fights;
(l)significant writeoffs;
(m)significant litigation;
(n)impending bankruptcy;
(o)establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
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(p)pricing changes or discount policies;
(q)corporate partner relationships; and
(r)notice of issuance of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by the Company.
    For information to be considered publicly disseminated, it must be widely disclosed through a press release or U.S. Securities and Exchange Commission (the “SEC”) filing and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.
III.Stock Trading
    Because the directors, officers and other employees of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we also require them to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading. From time to time, we may also require that all employees and directors limit their transactions in the Company’s securities to defined time periods following public dissemination of quarterly and annual financial results.
A.Covered Insiders
    The provisions outlined in this insider trading policy apply to all directors and employees of the Company. Generally, any entities or family members who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose trading activities are controlled or influenced by you should be considered to be subject to the same restrictions. However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.
B.Window Period
    From time to time, the Company may generally prohibit directors and employees from buying or selling securities outside of a time period the Company designates as a “window period.” Except as set forth in this paragraph III.B and in paragraphs III.C, D and F of this policy, directors, officers and other employees may buy or sell securities of the Company only during a window period that opens after two full trading days have elapsed after the public
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dissemination of the Company’s annual or quarterly financial results and closes at the end of the day that is the 15th day of the third month of the fiscal quarter. This window period may be closed early or may not open if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to an earnings window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. An employee or director who believes that special circumstances require him or her to trade during a closing trading window should consult with the Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating, the Clearing Officer concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in the Company’s securities. In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
C.Exceptions to Window Period or Closure of Trading Window for Material News
1.ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Directors, officers and other employees may also exercise options granted under the Company’s stock option plans for cash or, at the Company’s discretion, may elect to have the Company withhold securities in connection with an option exercise without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.
2.Sell-to-Cover Transactions. This policy does not apply to the sale of shares of the Company’s securities for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) if required by the Company, prior to such sale, you irrevocably elect to sell such shares to cover tax withholding obligations in a manner approved by the Company or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.
3.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity
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awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
4.ESPP. This policy does not apply to the purchase of stock by employees under the Company’s 2020 Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.
5. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or officer or other employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.
6.Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
D.Pre-Clearance and Advance Notice of Transactions
    In addition to the requirements listed above, directors, officers and other employees may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Clearing Officer at least two (2) business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.
    Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to the Clearing Officer. Upon completion of any transaction, the director or Section 16 officer,
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must immediately notify the Compliance Coordinator and any other individual(s) identified in Section 1 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
E.Prohibition of Speculative or Short-Term Trading
1.Inherently Speculative Transactions. No employee or director of the Company may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee or director of the Company to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company employee or director may no longer have the same objectives as the Company’s other stockholders. Therefore, the employees and directors of the Company are prohibited from engaging in any such transactions.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, employees and director of the Company are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a company employee or director is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
F.Short-Swing Trading/Control Stock/Section 16 Reports
    Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section
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16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
G.Prohibition of Trading During Pension Fund Blackouts
    In accordance with Regulation BTR under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to: purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.
IV.Duration of Policy’s Applicability
    This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
V.Penalties
Anyone who effects transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee or director who has questions about this policy should contact his or her own attorney or the Clearing Officer. Please also see the “Frequently Asked Questions” attached hereto as Exhibit A.
Adopted: March 11, 2020
Effective: April 13, 2020
Last Updated: February 13, 2025
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Keros Therapeutics, Inc.
Insider Trading Policy
CERTIFICATION
To: Keros Therapeutics, Inc.

I, ________________________, have received and read a copy of the Keros Therapeutics, Inc. Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Keros Therapeutics, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Keros Therapeutics, Inc. (or a subsidiary thereof) and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)

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Exhibit A
Frequently Asked Questions
1.What is insider trading?
A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in options (puts and calls), the price of which is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price – if you have material nonpublic information about Keros or another publicly traded company that Keros has business relations with and you trade, you have broken the law.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.
3.What is material nonpublic information?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond, future or other security. This could mean many things – financial or clinical trial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.
4.What are examples of material information?
A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•communications with the U.S. Food and Drug Administration or other U.S. or foreign government agencies;
•strategic plans;
•potential mergers, acquisitions or dispositions of assets, divisions, companies, etc.
•new developments related to products or product candidates;
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•details regarding timing, progress or results of clinical trials of the Company’s product candidates;
•pending public or private sales of debt or equity securities;
•declaration of stock splits, dividends or changes in dividend policy;
•major contract awards or cancellations;
•key management or control changes;
•possible tender offers or proxy fights;
•significant writeoffs;
•significant litigation;
•impending bankruptcy;
•establishment of, or developments in, strategic partnerships, collaborations, joint ventures or similar collaborations;
•pricing changes or discount policies;
•corporate partner relationships; and
•notice of issuance of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by the Company.
5.When is information considered public?
A: The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, Keros may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Keros’s Corporate Disclosure Policy.
6.Who can be guilty of insider trading?
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A: Anyone who buys or sells a security while in possession of material nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Keros – if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.
7.Does Keros have an insider trading policy?
A: Yes.
8.Does this policy or the insider trading laws apply to me if I work outside the U.S.?
A: Yes, the policy and law applies to you. Because our common stock trades on a U.S. securities exchange, the insider trading laws of the United States apply. The U.S. Securities and Exchange Commission (the “SEC”) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by internationally based individuals and firms. In addition, as a Keros employee or director, our policies apply to you no matter where in the world you work.
9.What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Keros at the time of the transaction.
10.Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Keros’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.
11.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material nonpublic information about Keros with anyone outside
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Keros, including spouses, family members, friends or business associates. This includes anonymous discussion on the Internet about Keros or companies with which Keros does business.
12.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That is still tipping and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.
13.What are the penalties if I trade on inside information or tip off someone else?
A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
14.What is “loss avoided”?
A: If you sell common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
15.Am I restricted from trading securities of any companies other than Keros (for example a customer or competitor of Keros)?
A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Keros, you sometimes obtain sensitive, material information about other companies and their business dealings with Keros.
16.So if I do not trade Keros securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires so that we and our employees and directors can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
17.So when can I buy or sell my Keros securities?
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A: According to our policies, if you have material nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material nonpublic information, you may not trade in our common stock during any trading “blackout” period. And finally, all directors, officers and other employees must pre-clear any purchases or sales of stock with the Clearing Officer two days in advance of the proposed transaction.
18.What is a quarterly trading blackout period?
A: To minimize the appearance of insider trading among our officers, directors, employees and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Keros securities. That means that, except as described in this policy, all officers, directors, employees and their Related Persons will be able to trade in Keros securities only during limited open trading window periods that generally will begin after two full trading days have has elapsed since the public dissemination of Keros’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Keros securities if you are otherwise in possession of material nonpublic information.
19.What are Keros’s quarterly trading blackout periods?
A: Each “quarterly trading blackout period” will generally begin at the end of the day that is the 15th day of the third month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of Keros’s financial results for that quarter.
20.Can Keros’s quarterly trading blackout periods change?
A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades by Keros officers, directors, employees or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
21.Does Keros have blackout periods other than quarterly trading blackout periods?
A: Yes. From time to time, an event may occur that is material to Keros and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in Keros’s securities. In that situation, Keros will notify the designated individuals that neither they nor their Related Persons may trade in the Keros’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.
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22.If I have an open order to buy or sell Keros securities on the date a trading window closes, my broker will cancel the open order and won’t execute the trade, right?
A: No. If you have any open orders at the time a trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.
23.Am I allowed to trade derivative securities of Keros? Or short Keros common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options.” These are different from employee stock options, which are not derivative securities.
“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
24.Why does Keros prohibit trading in derivative securities and short selling?
A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
25.Can I purchase Keros securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
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26.Can I pledge my Keros securities as collateral for a personal loan?
    A: No. Pledging your securities as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

1.Can I hedge my ownership position in the Company?
A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.
27.Why does Keros prohibit me from purchasing Keros securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin loan were called at a time when you had insider information and you could not or did not supply other collateral, you and Keros could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
28.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material nonpublic information, unless pursuant to a sell-to-cover transaction in compliance with this policy. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.
29.Am I subject to the trading blackout period if I am no longer an employee of Keros?
A: It depends. If your employment with Keros ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Keros ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Keros, you should not trade in Keros securities if you possess material nonpublic
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information. That restriction stays with you as long as the information you possess is material and not released by Keros.
30.Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.
31.What if I purchased publicly traded options or other derivative securities before I became a Keros employee?
A: The same rules apply as such securities. You may exercise the publicly traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material nonpublic information. When you become a Keros employee, you must report to our Clearing Officer that you hold such publicly traded options or other derivative securities.
32.May I own shares of a mutual fund that invests in Keros?
A: Yes.
33.Are mutual fund shares holding Keros subject to the trading blackout periods?
A: No. You may trade in mutual funds holding our common stock at any time.
34.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our Insider Trading Policy. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stockbroker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact the Clearing Officer for approval.
35.What happens if I violate our insider trading policy?
A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Keros. In addition, you may be subject to criminal and civil enforcement actions by the government.
36.Who should I contact if I have questions about our insider trading policy?
A: You should contact our Clearing Officer at compliance@kerostx.com.
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